EXHIBIT 99.8

IMPORTANT INSTRUCTIONS—PLEASE READ

You have been sent this package of materials in connection with a proposed transaction pursuant to which Gold Kist will convert from a cooperative marketing association to a for profit corporation. Although as a former member of Gold Kist who holds less than $10,000 of patronage equity, you will automatically receive cash in exchange for your patronage equity if this transaction is approved, you should read the enclosed disclosure statement-prospectus carefully.

We encourage you to:

1. Read the enclosed disclosure statement-prospectus carefully. It contains important details about the conversion and related transactions.

2. Complete, sign and date the BLUE taxpayer identification card.

3. Return your taxpayer identification to SunTrust Bank using the enclosed envelope.

If after reading the enclosed disclosure statement-prospectus, you have questions or require additional information, you should contact:

Gold Kist Inc.

244 Perimeter Center Parkway, N.E.

Atlanta, Georgia 30346

(770) 393-5359

Attn: A. Wayne Lord, Vice President—Corporate Relations